Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
BTHC VI, INC.
     BTHC VI, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
     FIRST: That in lieu of a meeting and vote of stockholders, the stockholder of the Corporation has approved and adopted by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, the following resolutions and amendment to the Certificate of Incorporation of the Corporation:
     RESOLVED, that the Certificate of Incorporation of the Corporation is hereby amended by deleting the Article thereof numbered “FIRST” and inserting the following in lieu thereof:
     “FIRST
     The name of the Corporation is Athersys, Inc.”
     SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, BTHC VI, Inc. has caused this Certificate to be executed by Gil Van Bokkelen, its Chief Executive Officer, on this 31st day of August, 2007.

BTHC VI, Inc.
By:	/s/ Gil Van Bokkelen

Name:	Gil Van Bokkelen
Title:	Chief Executive Officer